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                                                                     EXHIBIT 2.2

                           EMPLOYEE MATTERS AGREEMENT

                                     BETWEEN

                         EON COMMUNICATIONS CORPORATION

                                       AND

                       CORTELCO SYSTEMS PUERTO RICO, INC.

                                 EFFECTIVE AS OF

                                JANUARY 30, 2002
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                           EMPLOYEE MATTERS AGREEMENT

         This Employee Matters Agreement (this "AGREEMENT") is entered into as of January 30, 2002, between eOn Communications Corporation, a Delaware corporation ("EON") and Cortelco Systems Puerto Rico, Inc., a Puerto Rico corporation ("CSPR").

                                    RECITALS

         WHEREAS, pursuant to the terms of the Distribution Agreement by and between EON and CSPR dated as of January 30, 2002 (the "DISTRIBUTION AGREEMENT"), the parties have entered into this Agreement regarding certain employment, compensation and benefit matters occasioned by the Distribution.

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Agreement and the Distribution Agreement, each of the parties hereto hereby agrees as follows:

         1.       Definitions.

                  1.1 DEFINITIONS. The following terms, when capitalized herein, shall have the meanings set forth below in this Section 1. Unless indicated otherwise, all other capitalized terms which are used but are not otherwise defined herein shall have the meanings ascribed to them in the Distribution Agreement.

                           1.1.1 "ACTIVE EMPLOYEES" means all employees actively
                  engaged in the performance of services to, for or on behalf of CSPR as of the Distribution Date, including any employee who is not actively performing services because of (a) leave of absence within a job protection period, or (b) disability within a job protection period, and the dependents of such persons (and, as applicable, the alternate payees of such persons).

                           1.1.2 "EON SAVINGS PLAN" means the EON Savings Plan,
                  a defined contribution plan.

                           1.1.3 "FORMER EMPLOYEES" means all former employees
                  of CSPR, except for employees then employed by EON, as of the Distribution Date, and the dependents and, as applicable, the alternate payees, of those persons who, if they were actively engaged in the performance of services to, for or on behalf of CSPR at the Distribution Date, would be an Active Employee, determined on a basis consistent with the determination of the Active Employees.

                           1.1.4 "LIABILITIES" means all debts, liabilities,
                  guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due to become due, whenever or however arising (including, without limitation, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles


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                  and accounting policies to be reflected in financial
                  statements or disclosed in the notes thereto.

                           1.1.5 "CSPR SAVINGS PLAN" means the defined
                  contribution plan to be established by CSPR pursuant to
                  Section 3.

         2.       General Employment Matters.

                  2.1 General Obligations. Except as specifically provided herein, from and after the Distribution Date, CSPR shall (a) continue the employment of all of the Active Employees, subject, however to the terms of
Section 2.3 below and (b) except as otherwise specifically provided herein, assume, pay, perform and discharge any and all labor, employment, compensation and benefit Liabilities with respect to all Active Employees and all Former Employees.

                  2.2 Initial Compensation of Active Employees. The initial base salary or wage level of each Active Employee shall be no less than the base salary or wage level of such Active Employee immediately prior to the Distribution DATE.

                  2.3 No Additional Employment Rights Created. Nothing in this Agreement shall give any Active Employee any right to continued employment by the CSPR beyond the Distribution Date, which is in addition to or supplemental to any such right he or she may have arising under contract or otherwise.

                  2.4 Service Credit. Except as specified otherwise in this Agreement, with respect to Active Employees, the CSPR Savings Plan shall provide that all service, all compensation and all other determinations that affect benefits eligibility or vesting under the CSPR Savings Plan that, as of the Distribution Date, were recognized under the corresponding EON Savings Plan shall, as of the Distribution Date receive full recognition and credit and be taken into account under such CSPR Savings Plan to the same extent as if such items occurred under such CSPR Savings Plan, except to the extent that duplication of benefits would result. The service crediting provisions shall be subject to any respectively applicable "service bridging," "break in service," "employment date," or "eligibility date" rules under the CSPR Savings Plan and the EON Savings Plan.

         3.       Retirement Plan Benefits.

                  3.1      Establishment of CSPR Savings Plan.

                           3.1.1 CSPR Savings Plan. On or before the
                  Distribution Date, CSPR will establish or make available a defined contribution plan for the benefit of the Active Employees and Former Employees (the "CSPR SAVINGS PLAN").

                           3.1.2 Transfer of Account Balances to CSPR Savings
                  Plan. Unless otherwise determined by CSPR and EON, and as promptly as practicable after the Distribution Date: (i) the CSPR Savings Plan shall assume and be solely responsible for all Liabilities for or relating to Active Employees and Former


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                  Employees under the EON Savings Plan; and (ii) EON shall cause the accounts of the Active Employees and Former Employees of CSPR under the EON Savings Plan that are held by its related trust as of the Distribution Date to be transferred to the CSPR Savings Plan and its related trust, and CSPR shall cause such transferred accounts to be accepted by such plan and its related trust. CSPR and EON each agree to use their commercially reasonable best efforts to accomplish the foregoing. As soon as reasonably practicable after the Distribution Date, CSPR shall use its best efforts to enter into agreements satisfactory to CSPR to accomplish such assumption and transfer, the maintenance of the necessary participant records, the appointment of the initial trustee under the CSPR Savings Plan, and the engagement of the initial recordkeeper under the CSPR Savings Plan. The transfer of account balances from the EON Savings Plan to the CSPR Savings Plan is contingent upon EON receiving reasonable assurances from CSPR that the CSPR Savings Plan and its associated trust are tax-qualified under Sections 401 and 501 of the Internal Revenue Code.

                           3.1.3 No Distribution to CSPR Active Employees. No
                  distribution of account balances under either the EON Savings Plan or the CSPR Savings Plan shall be made to any Active Employee solely on account of CSPR ceasing to be an affiliate of EON as of the Distribution Date.

                  3.2 Reimbursement. CSPR shall assume all direct and indirect administrative costs associated with the CSPR Savings Plan with respect to Active Employees and Former Employees, which costs would otherwise be borne by EON.


         4. Stock Plans. Subject to the terms of this Agreement, after the Distribution Date, EON's board of directors will adjust the exercise prices for all outstanding options under the 1999 Equity Incentive Plan and the 2001 Stock Option Plan by an amount equal to the fair market value an option holder would have received in shares of CSPR common stock, if such option holder had exercised the option prior to the distribution of the CSPR stock to the EON stockholders. No other adjustments shall be made as a result of the distribution, and the employees of CSPR that currently hold options to purchase shares of EON common stock will retain their options, and no substitute options to purchase shares of CSPR stock will be issued. Prior to the close of the Distribution Date, the 1999 Equity Incentive Plan and 2001 Stock Option Plan will be amended to provide that the distribution of the CSPR stock will not constitute a termination of a CSPR employee's continuous service, and the EON options held by CSPR employees will continue to vest in accordance with the vesting schedule set forth in the EON grant notice.

         5.       General.

                  5.1 Post-Distribution Administration of Plans. The parties hereto will administer all plans consistently herewith, and to the extent necessary will amend their respective employee benefit plans accordingly.

                  5.2 Costs and Expenses. Each party shall bear all costs and expenses, including but not limited to legal and consulting fees, incurred from and after the Distribution Date in the design, drafting and implementation of any and all plans and compensation structures


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which it establishes or creates and the amendment of its existing plans or compensation structures.

                  5.3 Sharing of Participant Information. From and after the Distribution Date, EON and CSPR shall share with each other and with their respective agents and vendors all participant information necessary and appropriate for the efficient and accurate administration of each party's respective employee benefit plans and performance of their respective obligations under this Agreement. EON and CSPR shall, subject to all applicable laws concerning confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of another party, to the extent necessary and appropriate for such administration and performance.

                  5.4 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, EON and CSPR shall use their commercially reasonable best efforts to implement the applicable provisions of this Agreement. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, EON and CSPR shall negotiate in good faith to implement the provision in a mutually satisfactory manner.

         6. Dispute Resolution. Any and all controversies, disputes or claims arising out of, relating to, in connection with or resulting from this Agreement (or any amendment thereto or any transaction contemplated hereby or thereby), including as to its existence, interpretation, performance, non-performance, validity, breach or termination, including any claim based on contract, tort, statute or constitution and any claim raising questions of law, whether arising before or after termination of this Agreement, shall be deemed a Dispute as defined in Section 4.6 of the Distribution Agreement and shall be resolved exclusively by, in accordance with, and subject to the procedures and limitations set forth in, Section 4.6 of the Distribution Agreement.

         7.       Miscellaneous Provisions.

                  7.1 Incorporation of Distribution Agreement. The miscellaneous provisions provided in Article V of the Distribution Agreement are incorporated herein by reference as though set forth in full.

                  7.2 Other Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters expressly covered by the Distribution Agreement and/or the other Ancillary Agreements. In the event of a conflict between this Agreement and the Distribution Agreement and/or any other Ancillary Agreement executed in connection herewith, the provisions of this Agreement shall prevail.

                  7.3 Survival of Agreements. All covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date except as expressly provided herein and shall not be merged into any other transfer or closing instruments or documents.

                  7.4 Termination. This Agreement may be terminated at any time before the Distribution by EON in its sole discretion without the approval of CSPR or the EON shareholders. In the event of such termination, no party shall have any Liability of any kind to


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any other party. After the Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by each of the parties.

                  7.5 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and should not be deemed to confer upon third parties any remedy, claim, liability, right of reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly elected as of the day and year first above written.

EON COMMUNICATIONS CORPORATION                CORTELCO SYSTEMS PUERTO RICO, INC.

By: /s/ Lanny Lambert                         By: /s/ Sergio Moren
    -------------------------------              ------------------------------
         Lanny Lambert                            Sergio Moren
         Chief Financial Officer                  President



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